GulfMark Offshore Reports Fifth
Consecutive Record Quarter

August 1, 2007 - Houston - GulfMark Offshore, Inc. (NYSE:GLF) today announced record revenue, operating income, net income and cash flow from operations for both the second quarter and first half of 2007.

For the three months ended June 30, 2007, revenues grew 27% over the prior year to $74.3 million.  Net income rose to $29.5 million, or $1.27 per diluted share, excluding a gain of $1.2 million or $0.05 per diluted share from a vessel sale.  This net income represented an increase of 126% above the results of the comparable quarter in 2006 and was led by higher day rates in all regions.

For the six months ended June 30, 2007, revenue increased 32% over the prior year to $140.0 million.  Net income was $48.8 million, or $2.12 per diluted share, excluding gains of $6.3 million or $0.27 per diluted share from vessel sales.   The 153% increase in net income for the first six months was the direct result of additions to the fleet as well as day rate increases of 38% in both the North Sea and Southeast Asia.

Operating income of $32.6 million for the second quarter of 2007, excluding the gain from vessel sales, was the second highest in company history, exceeded only by the third quarter of 2006. It represents a 74% improvement over the prior year quarter and a 46% increase over the first quarter of 2007.  For the first six months of 2007, operating income was $55.0 million, excluding the gain from vessel sales, and exceeded the prior year period by $26.0 million, or a 90% increase year over year.

Bruce Streeter, President and CEO, commented: “We are very pleased to have continued the positive trend in revenue and earnings this quarter.  The improvement over last quarter is a result of higher day rates, the contribution from the newest addition to the fleet, the Highland Prestige and continued strong utilization in all regions.  Our North Sea operation has captured attractive day rates on short-term charters, particularly with several large PSV’s we strategically moved into the short-term market. In addition, we are seeing a number of longer-term charter opportunities with strong day rates in all of our markets.  The three additional new build vessels to be delivered over the last two quarters of 2007 are scheduled to go on-hire upon delivery under contracts at attractive day rates.  The term market continues to remain solid in the North Sea, thus providing the potential for vessels to obtain improved day rates as they come up for renewal.  The Southeast Asia market demand for newer, more technologically advanced vessels remains an important factor in the region which should be reflected in our average day rates over the second half of 2007.

The future growth of the company is keyed to the deliveries of new vessels into segments of our markets where we see high utilization and improving day rates.  In keeping with our strategy of maintaining a modern fleet, we have completed the sale of two vessels in the first half of 2007 and have entered into sales agreements to sell two additional 1981 vintage small anchor-handlers from our SE Asia fleet, the Sea Explorer and the Sem Valiant. Gains on the sale of these two vessels should be recognized in the third quarter and fourth quarter of 2007, with closing scheduled after completion of their current contracts.  The timing of these dispositions coincides well with the delivery of two new mid-size vessels anticipated in the second half of 2007 and contracted at day rates well above the current average in the region.”

GulfMark Offshore, Inc.
Press Release
August 1, 2007

Liquidity and New Build Commitment

Cash flow from operations totaled $56.4 million for the six months ended June 30, 2007, compared to $29.4 million for the same period in 2006.  Liquidity at quarter-end was $278.1 million consisting of working capital of $103.1 million, including $69.5 million in cash, and the entire $175.0 million available under the revolving credit facility.  Total debt at June 30, 2007 was $159.5 million, comprised solely of the 7.75% senior notes due 2014.  Cash from operations plus cash on hand have been used to fund $80.7 million in capital expenditures during the first six months of 2007, primarily related to the new build program.  Remaining commitments for 2007 under the new build program of $83.4 million are also expected to be funded from cash flow from operations and available cash.

Filing of 10-Q for 2nd Quarter

GulfMark will file its Form 10-Q for the 2nd quarter of 2007 with the Securities and Exchange Commission contemporaneously with this release.

Conference Call Information

GulfMark will hold a conference call to discuss the earnings with analysts, investors and other interested parties at 2:00 P.M. EDT/1:00 P.M. CDT on Thursday, August 2, 2007.  Those interested in participating in the conference call should call 877/381-5943 (706/679-4543, if outside the U.S. and Canada) 5 minutes in advance of the start time and ask for the GulfMark 2nd Quarter Earnings conference.  The conference call will also be available via audio web cast and podcast at http://www.investorcalendar.com.  A telephonic replay of the conference call will be available for 4 days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800/642-1687 (international callers should use 706/645-9291) and entering access code 10740369.

GulfMark provides marine transportation services to the energy industry through a fleet of sixty (61) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contacts:               Russell K. Bay, Vice President – Investor Relations & Treasurer
E-mail:  Rusty.Bay@GulfMark.com
(713) 963-9522

Edward A. Guthrie, Executive Vice President & CFO
E-mail:  Ed.Guthrie@GulfMark.com
(713) 963-9522

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC, including its Form 10-k for the year ended December 31, 2006. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
August 1, 2007

Statement of Operations (unaudited)	Three Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006

Revenue	$74,341	$65,513	$58,433
Direct operating expenses	24,688	24,914	22,493
Dry dock expense	1,012	4,459	3,580
General and administrative expenses	8,584	6,633	6,228
Depreciation expense	7,425	7,107	7,355
Gain on sale of assets	(1,249)	(5,013)	-
Operating Income	33,881	27,413	18,777

Interest expense	(2,038)	(2,612)	(4,134)
Interest income	845	1,026	265
Foreign currency gain (loss) and other	190	(102)	(814)
Income before income taxes	32,878	25,725	14,094
Income tax provision	(2,157)	(1,372)	(1,060)
NET INCOME	$30,721	$24,353	$13,034

Earnings per share:
Basic	$1.37	$1.09	$0.64
Diluted	$1.32	$1.06	$0.63

Weighted average common shares	22,443	22,310	20,224
Weighted average diluted common shares	23,187	22,954	20,740

GulfMark Offshore, Inc.
Press Release
August 1, 2007

Operating Statistics	Three Months Ended
	June 30, 2007	March 31, 2007	June 30, 2006
Revenue by Region (000’s)
North Sea based fleet	$59,997	$51,668	$45,806
Southeast Asia based fleet	8,459	8,704	6,100
Americas based fleet	5,885	5,141	6,527

Rates Per Day Worked
North Sea based fleet	$23,788	$21,120	$17,977
Southeast Asia based fleet	8,373	8,636	6,260
Americas based fleet	11,364	10,827	10,964

Overall Utilization
North Sea based fleet	92.6%	90.4%	93.7%
Southeast Asia based fleet	90.6%	95.4%	92.7%
Americas based fleet	97.2%	90.0%	100.0%

Average Owned/Chartered Vessels
North Sea based fleet	29.3	29.1	30.3
Southeast Asia based fleet	12.5	12.0	11.7
Americas based fleet	6.0	6.0	6.7
Total	47.8	47.1	48.7

Dry dock Activity(1)
North Sea based fleet	1	6	6
Southeast Asia based fleet	2	1	2
Americas based fleet	0	1	-
Total	3	8	8

Expenditures (000’s)	$1,012	$4,459	$3,580

	At June 30, 2007		At June 30, 2006
	2007(3)	2008(4)	2006(3)	2007(4)
Forward Contract Cover(2)
North Sea based fleet	81%	69%	91%	55%
Southeast Asia based fleet	64%	18%	60%	13%
Americas based fleet	100%	88%	100%	86%
Total	79%	58%	85%	48%

(1)Represents number of completed dry docks in period.
(2)Forward contract cover represents number of days vessels are under contract or option by customers divided by totalcalendar days vessels are available for charter hire.
(3)Represents remaining period (7/1-12/31).
(4)Represents full year (1/1-12/31).

GulfMark Offshore, Inc.
Press Release
August 1, 2007

Statement of Operations (unaudited)	Six Months Ended
	June 30, 2007	June 30, 2006

Revenue	$139,854	$106,108
Direct operating expenses	49,602	44,277
Dry dock expense	5,471	6,336
General and administrative expenses	15,217	12,129
Depreciation expense	14,532	14,416
Gain on sale of assets	(6,262)	(41)
Operating Income	61,294	28,991

Interest expense	(4,650)	(8,432)
Interest income	1,871	430
Foreign currency gain (loss) and other	88	(344)
Income before income taxes	58,603	20,645
Income tax provision	(3,529)	(1,348)
NET INCOME	$55,074	$19,297

Earnings per share:
Basic	$2.46	$0.96
Diluted	$2.39	$0.93

Weighted average common shares	22,368	20,184
Weighted average diluted common shares	23,071	20,833

GulfMark Offshore, Inc.
Press Release
August 1, 2007

Operating Statistics	Six Months Ended
	June 30, 2007	June 30, 2006
Revenue by Region (000’s)
North Sea based fleet	$111,665	$81,628
Southeast Asia based fleet	17,163	11,077
Americas based fleet	11,026	13,403

Rates Per Day Worked
North Sea based fleet	$22,554	$16,354
Southeast Asia based fleet	8,616	6,206
Americas based fleet	11,041	11,101

Overall Utilization
North Sea based fleet	91.3%	92.8%
Southeast Asia based fleet	91.8%	88.4%
Americas based fleet	94.2%	99.8%

Average Owned/Chartered Vessels
North Sea based fleet	29.2	30.2
Southeast Asia based fleet	12.3	11.3
Americas based fleet	6.0	6.8
Total	47.5	48.3

Dry dock Activity(1)
North Sea based fleet	7	10
Southeast Asia based fleet	3	4
Americas based fleet	1	1
Total	11	15

Expenditures (000’s)	$5,471	$6,336

(1)Represents number of completed drydocks in period.

GulfMark Offshore, Inc.
Press Release
August 1, 2007

Balance Sheet Data (unaudited) ($000)	As of June 30, 2007	As of December 31, 2006
Cash and cash equivalents	$69,502	$82,759
Working capital	103,065	104,948
Vessel and equipment, net	561,490	524,676
Construction in progress	91,875	47,313
Total assets	834,833	750,829
Long term debt	159,524	159,490
Shareholders’ equity	614,863	541,428

Cash Flow Data (unaudited) ($000)	Six Months Ended June 30, 2007	Six Months Ended June 30, 2006
Cash flow from operating activities	$56,442	$29,433
Cash flow used in investing activities	(72,572)	(17,682)
Cash flow provided (used) in financing activities	141	(14,921)